UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2015

CALAVO GROWERS, INC.

(Exact name of registrant as specified in its charter)

California	000-33385	33-0945304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1141A Cummings Road, Santa Paula, CA 93060

(Address of principal executive offices, including zip code)

(805) 525-1245

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 25, 2015, Calavo Growers, Inc., a California corporation (“Calavo”), appointed Kenneth Catchot to serve as Calavo’s President and Chief Operating Officer. Mr. Catchot will report to Lecil E. Cole, who continues to serve as Calavo’s Chief Executive Officer and Chairman of the Board of Directors.

Mr. Catchot, age 52, co-founded Renaissance Food Group, LLC (“RFG”) in 2003 and has served as an officer of RFG from 2003 to the date of his appointment as Calavo’s President and Chief Operating Officer. RFG produces, markets, and distributes various food products, including freshly-cut fruit and vegetables, recipe-ready vegetables, and deli meat products. Calavo acquired RFG in June 2011. Mr. Catchot’s brother, James Catchot, serves as an officer of RFG.

Calavo’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q previously filed with the Securities and Exchange Commission have disclosed that Mr. Catchot has an ownership interest in entities that lease California and Texas operating facilities to RFG, and that Mr. Catchot has an ownership interest in an entity that sells and purchases certain food products from and to RFG.

Mr. Catchot will receive an annual base salary of $460,000 and will be eligible to receive year-end cash and equity bonuses under Calavo’s Management Incentive Plan and annual discretionary bonuses awarded by Calavo’s Compensation Committee.

For the 2015 fiscal year, Mr. Catchot is eligible to receive a performance-based bonus under the Management Incentive Plan, consisting of cash and restricted shares of Calavo common stock, in an amount ranging from 0.35% of Calavo’s 2015 net income if net income is at least $24,000,000 to 3.0% of Calavo’s net income if net income is at least $31,000,000, with any such bonus to be pro-rated for the number of days in the 2015 fiscal year in which Mr. Catchot serves as President and Chief Operating Officer. Mr. Catchot is also eligible to receive a discretionary cash bonus for the 2015 fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAVO GROWERS, INC.

By:	/s/ Lecil E. Cole
Lecil E. Cole
Chairman of the Board of Directors and Chief Executive Officer

Date: June 26, 2015